Exhibit 99.1

Pharmasset, Inc. 303-A College Road East Princeton, NJ 08540 U.S.A. Phone: (609) 613-4100 Fax: (609) 613-4150 www.pharmasset.com Nasdaq: VRUS

Pharmasset Announces the Initiation of an Interferon-Free Phase 3 Program with PSI-7977 for HCV

- Three pivotal studies planned to evaluate PSI-7977 400 mg QD plus ribavirin for 12 weeks in patients with HCV

- Anticipated US and EU marketing submissions in second half of 2013

PRINCETON, NJ – (November 1, 2011) – Pharmasset, Inc. (Nasdaq: VRUS) today announced the initiation of a Phase 3 program with the hepatitis C virus (HCV) nucleotide analog, PSI-7977. This pivotal program will evaluate a 12-week, all-oral, interferon-free regimen of PSI-7977 and ribavirin in patients with HCV, independent of viral genotype or their ability to take interferon therapy.

“After recent discussions with Health Authorities, we are excited to be initiating the first of a series of pivotal studies to explore an interferon-free regimen of PSI-7977 in broad populations of individuals with HCV,” said Michael Rogers, Ph.D., Pharmasset’s Chief Development Officer.

The first trial, FISSION, will enroll approximately 500 treatment-naïve patients with HCV genotype 2 or 3, and will evaluate the safety and efficacy of a 12-week interferon-free regimen of PSI-7977 and ribavirin compared to 24 weeks of pegylated interferon and ribavirin. The primary endpoint of the study is sustained virologic response 12 weeks after the completion of treatment (SVR12).

Pharmasset plans to initiate a second 12-week duration, interferon-free Phase 3 trial, POSITRON, in early 2012. This trial will enroll approximately 225 patients with HCV genotype 2 or 3 who cannot take interferon.

In mid-2012, Pharmasset intends to initiate a third 12-week duration, interferon-free Phase 3 trial, NEUTRINO. This trial will enroll patients who cannot take interferon, and will include patients with HCV regardless of viral genotype, including those with HCV genotype 1. The final study design will be based on emerging data from ELECTRON and from PSI-7977 plus RBV-containing arms in the ongoing QUANTUM study.

“Based on encouraging results to date, we have selected an IFN-free regimen of PSI-7977/RBV for our registrational program,” said Michelle Berrey, MD, MPH, Pharmasset’s Chief Medical Officer. “We continue to believe that interferon remains the greatest impediment to care for a majority of the millions of individuals living with HCV. PSI-7977 has demonstrated high cure rates, without viral resistance, and across HCV genotypes; we hope to confirm these benefits in these registrational studies.”

About FISSON

FISSION will be conducted at more than 100 centers in the US, Europe and other territories. The trial will enroll approximately 500 treatment-naïve patients with HCV genotype 2 or 3 into one of two open-label regimens:

•	PSI-7977 400 mg QD with ribavirin for 12 weeks

•	the current standard-of-care for HCV GT2/3, pegylated interferon and ribavirin for 24 weeks

The study will include patients with and without cirrhosis, and will enroll a greater proportion of patients with HCV genotype 3, who are less likely to achieve an SVR with the currently available therapy, pegylated interferon and ribavirin. The primary endpoint of the trial will be SVR12. Enrollment is anticipated to begin by the end of 2011.

About POSITRON

POSITRON will be conducted at more than 100 centers in the US, Europe and other territories. The trial will enroll patients with HCV genotype 2 or 3 who cannot take interferon into one of two blinded regimens:

•	PSI-7977 400 mg QD with ribavirin for 12 weeks

•	placebo PSI-7977 and placebo ribavirin

POSITRON will enroll approximately 225 patients with or without cirrhosis. The primary endpoint of the trial will be SVR12. Enrollment is anticipated to begin in the first quarter of 2012.

About NEUTRINO

NEUTRINO will enroll approximately 280 patients who cannot take interferon. The study will be conducted at more than 100 centers in the US, Europe and other territories. The final design of the trial will be based on emerging data from ongoing studies, including ELECTRON and QUANTUM. We anticipate the study will enroll patients with HCV regardless of viral genotype, and including those with HCV GT1. Enrollment is anticipated to begin in mid-2012.

Pharmasset anticipates submitting data from all three phase 3 trials in the second half of 2013 to support the marketing approval of PSI-7977 in the US and European Union.

Conference Call and Webcast

Members of Pharmasset’s management team will host a conference call today, November 1, 2011, at 8:00 a.m. ET to discuss the initiation of the PSI-7977 Phase 3 program. Investors may listen to the webcast of the conference call live on the “Events & Presentations” section of Pharmasset’s website, www.pharmasset.com. Alternatively, investors may listen to the call by dialing 877-640-9867 from locations in the U.S. and 914-495-8546 from outside the U.S. The webcast replay will be available for at least 72 hours following the call.

About Pharmasset

Pharmasset is a clinical-stage pharmaceutical company committed to discovering, developing, and commercializing novel drugs to treat viral infections. Pharmasset’s primary focus is the development of oral therapeutics for the treatment of hepatitis C virus (HCV) infection. Our research and development efforts are focused on nucleoside/tide analogs, a class of compounds which act as alternative substrates for the viral polymerase, thus inhibiting viral replication. We currently have three clinical-stage product candidates advancing in trials in various populations. Our pyrimidine, PSI-7977, an unpartnered uracil nucleotide analog, is initiating an interferon-free, Phase 3 program in patients with HCV genotypes 1, 2 and 3 and continues to be evaluated in five Phase 2b trials in patients with all HCV genotypes. Our purine, PSI-938, an unpartnered guanosine nucleotide analog, is being studied in QUANTUM, a Phase 2b interferon-free trial of PSI-7977 and/or PSI-938 in patients with all HCV genotypes. Mericitabine (RG7128) continues in development through a strategic collaboration with Roche.

Contact

Richard E. T. Smith, Ph.D.

VP, Investor Relations and Corporate Communications

Office+1 (609) 865-0693

Forward-Looking Statements

Pharmasset “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical facts are “forward-looking statements,” that involve risks, uncertainties, and other important factors, including, without limitation, the risk of cessation or delay of any of the ongoing or planned clinical trials and/or our development of our product candidates, the risk that the results of previously conducted studies involving our product candidates will not be repeated or observed in ongoing or future studies involving our product candidates, the risk that our collaboration with Roche will not continue or will not be successful, and the risk that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of risks, uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010 and our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission and discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission.